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                                                                    EXHIBIT 4.08

THE SECURITIES REPRESENTED HEREBY MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144, OR (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.

                           CONVERTIBLE PROMISSORY NOTE

$__________                                                       Maturity Date:

Issue Date:  [_________], 2005                                 [_________], 2005

      FOR VALUE RECEIVED, Warp Technology Holdings, Inc. (the "Company") hereby promises to pay to the order of ________________________ or its successors, assigns and legal representatives (the "Holder"), at ___________________________, or at such other location as the Holder may designate from time to time, the aggregate principal sum of $______________ (___________ Dollars), in lawful money of the United States of America, together with interest from the date set forth above on the unpaid principal balance of this Note at an annual rate of six percent (6%), compounded annually, calculated on a 360-day per year basis, based on the actual number of days elapsed.

      1. Company Notes. This Note (the "Note") is one of a series of Notes (the "Company Notes") of like tenor in an aggregate principal amount of up to $14,000,000 (Fourteen Million Dollars) issued by the Company pursuant to the terms of a certain Subscription Agreement (the "Subscription Agreement"). Capitalized terms used herein shall have the respective meanings ascribed thereto in the Subscription Agreement unless otherwise defined herein.

      2. Maturity Date. Subject to the provisions of Sections 5 and 6 hereof, the aggregate principal amount of this Note and all accrued interest thereon shall be due and payable on [ ], 2005 (the date that is forty-five (45) days after the Issue Date of this Note) (such date, the "Maturity Date"). If the Conversion Date (as defined in Section 5 hereof) has not occurred by the Maturity Date, the Company shall pay to the Holder on such Maturity Date a penalty in cash equal to ten percent (10%) of the principal amount of this Note.

      3. Prepayment. This Note may not be prepaid without the prior written consent of the Holder.

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      4. Covenants. The Company agrees that, so long as any amount payable under this Note remains unpaid, it will not, and will cause its Subsidiaries not to, without the prior written consent of the Holder:

            (a) create, incur, guarantee, issue, assume or in any manner become liable in respect of, any obligation (i) for borrowed money, other than trade payables incurred in the ordinary course of business, (ii) evidenced by bonds, debentures, notes, or other similar instruments, (iii) in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), except letters of credit or other similar instruments issued to secure payment of trade payables arising in the ordinary course of business consistent with past practices, (iv) to pay the deferred purchase price of property or services, except trade payables arising in the ordinary course of business consistent with past practices, (v) as lessee under capitalized leases, (vi) secured by a Lien (as defined below) on any asset of the Company or a Subsidiary, whether or not such obligation is assumed by the Company or such Subsidiary and (vii) of any other person or entity, other than indebtedness for borrowed money existing on the date of this Note or other obligations or other liabilities incurred in connection with Liens permitted to be incurred under
Section 4(b)(vi) or 4(b)(vii) hereof;

            (b) create, incur, assume or suffer to exist any lien, claim, pledge, charge, security interest or encumbrance of any kind ("Liens") on any asset now owned or hereafter acquired by it, except:

                  (i) Liens existing on the date hereof;

                  (ii) Liens for taxes or assessments and similar charges either
(x) not delinquent or (y) contested in good faith by appropriate proceedings and as to which the Company shall have set aside on its books adequate reserves;

                  (iii) Liens incurred or pledges and deposits in connection with workers' compensation, unemployment insurance and other social security benefits, or securing the performance bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, incurred in the ordinary course of business;

                  (iv) Liens imposed by law, such as mechanics', carriers', warehousemen's, materialmen's and vendors' Liens, incurred in good faith in the ordinary course of business;

                  (v) zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property or minor irregularities of title incident thereto which do not in the aggregate materially detract from the value of the property or assets of the Company and its Subsidiaries taken as a whole or impair the use of such property in the operation of the Company's or its Subsidiaries' businesses; and

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                  (vi) other Liens incidental to the conduct of the business of the Company or a Subsidiary or the ownership of its or their respective property and assets which were not incurred in connection with the borrowing of money, and which do not in the aggregate materially detract from the value of its property or assets; or

           (c) declare or make (i) any dividend, distribution or other payment on any capital stock (other than the payment of dividends on the Company's Series B Preferred Stock and Series B-2 Preferred Stock, which are payable in shares of Common Stock upon the conversion of such Series B Preferred Stock and Series B-2 Preferred Stock, and the payment of dividends on the Company's Series C Preferred Stock, which are payable in either cash or shares of Common Stock, at the election of the Company) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (A) any capital stock or (B) any option, warrant or other right to acquire capital stock.

      5. Conversion.

      (a) This Note shall automatically and with no action on the part of the Holder convert into (i) such number of fully paid and non-assessable shares of the Company's Series C Preferred Stock equal to the aggregate outstanding principal amount due under this Note plus the amount of all accrued but unpaid interest on this Note divided by the Applicable Conversion Price (as defined in the Certificate of Designations, Preferences and Rights (the "Certificate of Designations") pertaining to the Company's Series C Preferred Stock) and (ii) warrants (the "Warrants") to purchase a number of shares of the Company's Common Stock equal to such number of shares of Series C Preferred Stock upon (A) the closing of the acquisition by the Company of Gupta Technologies, LLC and (B) the effectiveness of a Certificate of Amendment to the Company's Articles of Incorporation which increases the authorized number of shares of the Company's Common Stock and the Certificate of Designations. The first date on which all of the events described in clauses (A) and (B) of the preceding sentence occur is referred to as the "Conversion Date". The Company shall promptly, but in no event more than two (2) business days after the Conversion Date, notify the Holder in writing of the Conversion Date.

      (b) Promptly after the Conversion Date, the Holder of this Note shall deliver this Note (or, in lieu thereof, an appropriate affidavit of loss in the event this Note shall have been lost or destroyed) to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the Holder), together with a statement of the name or names (with address) in which the certificates for shares of Series C Preferred Stock and Warrants shall be issued. Promptly following the surrender of this Note (or, in lieu thereof, an appropriate affidavit of loss in the event this Note shall have been lost or destroyed), but in no event more than five (5) business days thereafter, the Company shall issue and deliver, or caused to be issued and deliver, to the Holder, registered in such name or names as the Holder may direct in writing, certificates for the number of whole shares of Series C Preferred Stock and Warrants issuable upon conversion of this Note. Such conversion shall be deemed to have been effected as of the close of business on the Conversion Date and, at such time,

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the rights of the Holder shall cease with respect to this Note and the person or persons in whose name or names any certificates for shares of Series C Preferred Stock and Warrants shall be issuable upon conversion of this Note shall be deemed to have become the holder or holders of record of such shares of Series C Preferred Stock and Warrants.

      (c) No fractional shares of Series C Preferred Stock shall be issued upon conversion of this Note. If any fractional share of Series C Preferred Stock would, except for the preceding sentence, be delivered upon conversion of this Note, the Company, in lieu of delivering such fractional share, shall pay to the Holder an amount in cash equal to the Applicable Conversion Price (as defined in the Certificate of Designations) multiplied by such fractional share.

      (d) Prior to the Conversion Date, the Company shall not take any action or agree or obligate itself to take any action that would require the approval of the holders of the Series C Preferred Stock pursuant to the Certificate of Designations.

      (e) The Company shall use its best efforts to ensure that the Conversion Date occurs as promptly as possible.

      6. Events of Default. Each of the following shall constitute an "Event of Default" hereunder:

            (a) The Company shall fail to pay the principal amount of this Note and accrued interest thereon when due and payable (whether at the Maturity Date, upon acceleration or otherwise), it being understood that the conversion of this
Note in accordance with Section 5 hereof shall not be deemed a failure to pay hereunder;

            (b) The Company shall fail to pay any other amount under this Note or the Subscription Agreement or any amounts under any other outstanding notes of the Company or pursuant to the Senior Note and Warrant Purchase Agreement or the documents described therein when due and payable (whether at the maturity date therefor, upon acceleration or otherwise) and such failure shall continue for a period of five (5) business days;

            (c) Any "Event of Default" shall occur under any other Transaction Document;

            (e) Any representation or warranty made by the Company in the Subscription Agreement or other Transaction Documents shall have been untrue or misleading in any material respect when made;

            (f) The Company fails to make a required payment or payments on indebtedness for borrowed money of Twenty-Five Thousand Dollars ($25,000) or more in aggregate principal amount;

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            (g) There shall have occurred an acceleration of the stated maturity of any indebtedness for borrowed money of the Company or any Subsidiary of Twenty-Five Thousand Dollars ($25,000) or more in aggregate principal amount (which acceleration is not rescinded, annulled or otherwise cured within ten
(10) days of receipt by the Company or such Subsidiary of notice of such acceleration);

            (h) Any material covenant, agreement or obligation of the Company in any Transaction Document shall cease to be enforceable, or shall be determined to be unenforceable in any material respect;

            (i) The Company shall sell, transfer, lease or otherwise dispose of all or any substantial portion of its assets in one transaction or a series of related transactions, participate in any share exchange, consummate any recapitalization, reclassification, reorganization or other business combination transaction or adopt a plan of liquidation or dissolution or agree to do any of the foregoing;

            (j) One or more judgments in an aggregate amount in excess of Fifty Thousand Dollars ($50,000) shall have been rendered against the Company or any Subsidiary and such judgment or judgments remain undischarged or unstayed for a period of sixty (60) days after such judgment or judgments become or became, as the case may be, final and unappealable;

            (k) The Company shall have applied for or consented to the appointment of a custodian, receiver, trustee or liquidator, or other court-appointed fiduciary of all or a substantial part of its properties; or a custodian, receiver, trustee or liquidator or other court appointed fiduciary shall have been appointed with or without the consent of the Company; or the Company is generally not paying its debts as they become due by means of available assets, or has made a general assignment for the benefit of creditors; or the Company files a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any insolvency law, or an answer admitting the material allegations of a petition in any bankruptcy, reorganization or insolvency proceeding or has taken action for the purpose of effecting any of the foregoing; or if, within sixty (60) days after the commencement of any proceeding against the Company seeking any reorganization, rehabilitation, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal bankruptcy code or similar order under future similar legislation, the appointment of any trustee, receiver, custodian, liquidator, or other court-appointed fiduciary of the Company or of all or any substantial part of its properties, such order or appointment shall not have been vacated or stayed on appeal or otherwise or if, within sixty (60) days after the expiration of any such stay, such order or appointment shall not have been vacated (collectively, "Insolvency Events"); or

            (l) Any Insolvency Event shall have occurred with respect to any Subsidiary.

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            Upon the occurrence of any Event of Default, the Holder may, at its option, declare all amounts due hereunder to be due and payable immediately and, upon any such declaration, the same shall become and be immediately due and payable. If an Insolvency Event occurs with respect to the Company or any Subsidiary, then all amounts due hereunder shall become immediately due and payable without any declaration or other act on the part of the Holder. Upon the occurrence of any Event of Default, the Holder may, in addition to declaring all amounts due hereunder to be immediately due and payable, pursue any available remedy, whether at law or in equity. If an Event of Default occurs, the Company shall pay to the Holder the reasonable attorneys' fees and disbursements and all other reasonable out-of-pocket costs incurred by the Holder in order to collect amounts due and owing under this Note or otherwise to enforce the Holder's rights and remedies hereunder.

      7. Unsecured Obligation. This Note is unsecured.

      8. Waiver of Presentment, Demand and Dishonor. The Company hereby waives presentment for payment, protest, demand, notice of protest, notice of non-payment and diligence with respect to this Note, and waives and renounces all rights to the benefit of any statute of limitations or any moratorium, appraisement, exemption or homestead now provided or that hereafter may be provided by any federal or applicable state statute, including but not limited to exemptions provided by or allowed under the Federal Bankruptcy Code, both as to itself and as to all of its property, whether real or personal, against the enforcement and collection of the obligations evidenced by this Note and any and all extensions, renewals and modifications hereof.

      No failure on the part of the Holder hereof to exercise any right or remedy hereunder with respect to the Company, whether before or after the happening of an Event of Default, shall constitute a waiver of any future Event of Default or of any other Event of Default. No failure to accelerate the debt of the Company evidenced hereby by reason of an Event of Default or indulgence granted from time to time shall be construed to be a waiver of the right to insist upon prompt payment thereafter; or shall be deemed to be a novation of this Note or a reinstatement of such debt evidenced hereby or a waiver of such right of acceleration or any other right, or be construed so as to preclude the exercise of any right the Holder may have, whether by the laws of the state governing this Note, by agreement or otherwise; and the Company hereby expressly waives the benefit of any statute or rule of law or equity that would produce a result contrary to or in conflict with the foregoing.

      9. Amendment; Waiver. Any term of this Note may be amended or waived upon the written consent of the Company and the holders of Company Notes representing at least 50% of the principal amount of Company Notes then outstanding (the "Majority Holders"); provided, that (x) any such amendment or waiver must apply to all outstanding Company Notes; and (y) without the consent of the Holder hereof, no amendment or waiver shall (i) subject to Section 2(b) hereof, change the Maturity Date of this Note, (ii) reduce the principal amount of this Note or the interest rate due hereon, or (iii) change the place of payment of this Note. No such waiver or consent on any one

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instance shall be construed to be a continuing waiver or a waiver in any other instance unless it expressly so provides.

      10. Transfers. The Holder shall have the right to transfer this Note or any interest herein in any transaction meeting the requirements of applicable securities laws.

      11. Subordination. This Note is subordinate to the payment of all other promissory notes of the Company issued on the date hereof (collectively, the "Senior Notes"). No payment of principal or interest on this Note may be made, and no action may be brought to collect on this Note, unless and until the Senior Notes have been indefeasibly paid in full, provided, however, that nothing contained herein shall prohibit the conversion of this Note in accordance with Section 5 hereof.

      12. Governing Law; Consent to Jurisdiction. This Note shall be binding upon the Company and its successors, assigns and legal representatives. The validity, construction and interpretation of this Note will be governed, and construed in accordance with, the laws of the State of New York. EACH OF THE COMPANY AND, BY ITS ACCEPTANCE HEREOF, THE HOLDER HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS NOTE AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

      Each of the Company and, by its acceptance of this Note, the Holder irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Note and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on the Company and the Holder anywhere in the world by the same methods as are specified for the giving of notices under the Subscription Agreement. Each of the Company and, by its acceptance of this Note, the Holder irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each of the Company and, by its acceptance of this Note, the Holder irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

ATTEST:                                    WARP TECHNOLOGY HOLDINGS, INC.

________________________                      By: _____________________________
Name:                                         Name:
                                              Title:

Dated: [_______________], 2005

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